Contact: Rick Teller
                                                 The Teller Group, LLP
                                                 (781) 545-3600
                                                 e-mail: teller@bloomberg.net

                                Joseph G. Mahler
                                  Evercel, Inc.
                                 (203) 825-6000
                         e-mail: erc!jmahler@attmail.com


                              FOR IMMEDIATE RELEASE
                              ---------------------

                      ENERGY RESEARCH CORPORATION ANNOUNCES
                               SPIN-OFF OF EVERCEL

     Danbury, Connecticut, February 23, 1999 -- Energy Research Corporation (AMEX:ERC) announced today that it has effected a spin-off to its stockholders of 100% of the shares of Evercel, Inc. ("Evercel"), formerly a wholly-owned subsidiary of ERC. ERC has transferred to Evercel the principal assets and liabilities of ERC's battery business group. Evercel will continue to engage in the development and commercialization of a patented, nickel-zinc ("Ni-Zn") rechargeable battery, as well as the research and design of other advanced battery technologies. ERC will continue to operate its fuel cell business.

     On February 22, 1999, ERC distributed to its stockholders in a tax-free distribution (the "Distribution") one share of Evercel Common Stock for every three shares of ERC Common Stock held on February 19, 1999. Fractional shares of Evercel common stock were not issued in the Distribution. A cash payment will be made to stockholders otherwise entitled to a fractional share of Evercel Common Stock as a result of the Distribution. Shares of Evercel Common Stock received in the Distribution may not be sold or otherwise disposed of prior to the closing of the rights offering currently being conducted by Evercel.

     In order to fund its commercialization efforts, immediately after the Distribution, Evercel granted at no cost to holders of its Common Stock, transferable subscription rights ("Rights") to subscribe for and purchase an additional share of Evercel's Common Stock (the "Rights Offering"). Each holder of Evercel's Common Stock received one Right for each share of Common Stock held of record immediately following the Distribution. Each Right is exercisable, until March 22, 1999, to purchase one share of Common Stock of Evercel at a purchase price of $6.00 per share.


                                     -MORE-

ENERGY RESEARCH CORPORATION
ANNOUNCES SPIN-OFF OF EVERCEL
PAGE TWO

     The ERC Board decided to effect the Distribution because it believes that it is in the best interests of both businesses that they be separated. The battery business of Evercel and the fuel cell business of ERC have distinctly different investment, operating and financial characteristics. The two businesses attract investors with different investment objectives, and the ERC Board believes that the separate operation of the two businesses enhances the ability of each business to attract capital. The spin-off of Evercel will allow each company to more appropriately undertake capital requirements and investment decisions and to pursue separate business strategies. The spin-off will also allow investors to invest in either business without consideration of the other.

     Loeb Partners Corporation and Burnham Securities Inc. will act as standby underwriters for any shares of Evercel Common Stock that are not purchased in the Rights Offering. The standby underwriters intend to sell any such remaining shares to the public following the closing of the Rights Offering which is expected to occur on or about April 5, 1999. Evercel has applied to have its Common Stock listed for quotation on the Nasdaq SmallCap Market under the symbol "EVRC" and the Boston Stock Exchange under the symbol "EVL" following the closing of the Rights Offering.

     Evercel believes that its Ni-Zn battery technology offers high energy density, long cycle life and low material costs, resulting in a low weight, high power battery with a substantial price advantage over other comparable technologies. Evercel's strategic goals are to rapidly commercialize its Ni-Zn technology, maintain and increase its technological leadership in Ni-Zn, develop new battery businesses which build on its Ni-Zn technology and continue to develop other advanced battery technologies.

     The Rights Offering is being made only by means of a Prospectus delivered to stockholders concurrently with the Distribution. A copy of the prospectus relating to the transactions described in this press release may be obtained from Joseph Mahler, Chief Financial Officer, 3 Great Pasture Road, Danbury, Connecticut 06813.

     This press release contains forward-looking statements concerning the rights offering to Evercel's stockholders and concerning Evercel's business. There are a variety of factors which could cause actual events to differ materially from those projected in the forward-looking statements, including without limitation, (i) the risk that the rights offering may not be completed as the result of future developments in Evercel's business, failure to obtain necessary government approvals, legal opinions, or third party consents or other developments, (ii) unanticipated costs and expenses or other events affecting Evercel's business, (iii) the risk that Evercel may not obtain state or other regulatory clearances on a timely basis, if at all, and (iv) other risks listed in the Evercel Prospectus.

                                       ###